[GRAPHIC OMITTED]                            P R E S S
                                             R E L E A S E



FOR IMMEDIATE RELEASE                        Contact: Laurene Isip (media)
                                                      (609) 419-2060
                                                      Paul Surdez (investors)
                                                      (609) 452-4807
                                                      www.covance.com

                    COVANCE ANNOUNCES PLANNED CEO SUCCESSION



Princeton, New Jersey, November 3, 2004 -- Chris Kuebler, Covance's Chairman and CEO, has announced his decision to retire at the end of 2005. As part of a planned succession, the Board of Directors previously elected Joe Herring, Covance's President and COO, to the Board in June of this year. Earlier this week, the Board elected Mr. Herring to the position of CEO effective January 1, 2005. Mr. Kuebler will remain Chairman of the Board of Directors of Covance through December 31, 2005.



Mr. Kuebler has completed his tenth year as CEO of Covance and its precursor companies. He was appointed President and CEO of then Corning Pharmaceutical Servic es in November 1994, after a twenty year career with two large pharmaceutical companies. He was named Chairman of the Board and CEO of Covance upon taking the company public in a spin out from Corning Inc. in January 1997.



"Covance has provided me with an outstanding opportunity to lead the largest dedicated drug development outsourcing company in the world," said Kuebler. "When I joined in 1994, Covance had 2,700 employees and $275 million in revenue. Today Covance has more than 6,600 employees in 18 countries and we expect revenue to exceed $1 billion this year."



"I would like to thank the very talented leaders and staff with whom I have had the honor of working to create the world's premier drug development services company. After ten years in this position, and as a result of having an outstanding successor ready in Joe Herring, I have decided to reengage in the many other interests that I have set aside over the years. I look forward to completing with Joe a smooth and orderly transition and to delivering on Covance's expectation to grow earnings in excess of 20% for the fifth year in a row in 2005," said Kuebler.



"Joe Herring is very well prepared to be an outstanding CEO for Covance. In his eight years with the company, he has proven to be an exceptional builder of talented management teams, highly client focused, and a relentless driver of service excellence. He has been a strong strategic as well as operational partner to me during the three years since I selected and the Board approved him to become President and COO," said Kuebler.



"In his role as President and COO, Joe has greatly improved our go-to-market efforts, and has delivered consistent margin expansion through improving the efficiency and effectiveness of company operations," said Randall MacDonald, Chairman of Covance's Compensation and Organization committee. "Joe is respected throughout the organization for his leadership style and skills, and our Board is convinced he is the right leader to continue Covance's growth."



Joe Herring joined Covance in September 1996 as Corporate Vice President and General Manager of North America Early Development. He progressed to the position of Global President of Early Development Services in September 1999, and was promoted to President and COO of Covance in November 2001. Joe was elected to Covance's Board of Directors in June of 2004. Prior to Covance, Joe spent 18 years working in a variety of positions at American Hospital Supply Corporation, Baxter International and Caremark International, culminating in the position of Vice President and General Manager of Caremark's oncology business.



"Chris and I have worked together to build a very strong team and servic e portfolio that have delivered strong results over the past several years," said Herring. "I am excited about the direction we are heading as a company and the chance to lead Covance's efforts to capture further market growth opportunities. We are well-positioned to continue delivering exceptional value for shareholders and clients and to make Covance the best place to pursue a career in drug development services."



Covance, with headquarters in Princeton, New Jersey, is one of the world's largest and most comprehensive drug development services companies with 2003 net revenues of $940 million, global operations in 18 countries, and approximately 6,300 employees worldwide. Information on Covance's products and services, recent press releases, and SEC filings can be obtained through its website at www.covance.com.



Statements contained in this press release, which are not historical facts, such as statements about prospective earnings, savings, revenue, operations, revenue and earnings growth and other financial results are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements including the

                                      2/3
statements contained herein regarding anticipated trends in the Company's business are based largely on management's expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, competitive factors, outsourcing trends in the pharmaceutical industry, levels of industry research and development spending, the Company's ability to continue to attract and retain qualified personnel, the fixed price nature of contracts or the loss of large contracts, risks associated with acquisitions and investments, the Company's ability to increase order volume, the pace of translation of orders into revenue in late-stage development services, and other factors described in the Company's filings with the Securities and Exchange Commission including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no duty to update any forward looking statement to conform the statement to actual results or changes in the Company's expectations.



                                     # # #


                                      3/3